================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                        AMERICAN FINANCIAL GROUP INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                         AMERICAN FINANCIAL GROUP, INC.

                             One East Fourth Street
                             Cincinnati, Ohio 45202

                        --------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        --------------------------------

                           To be Held on May 29, 1997


To our Shareholders:

         The Annual Meeting of Shareholders of American Financial Group, Inc. will be held on Thursday, May 29, 1997, at 10:30 a.m., at The Cincinnatian Hotel, 601 Vine Street, Cincinnati, Ohio. The purposes of the meeting are:

         1.       To elect eight directors; and

         2. To transact such other business as may properly come before the meeting or any adjournment thereof.


         Only shareholders of record at the close of business on April 18, 1997 are entitled to receive notice of and to vote at the meeting or any adjournment thereof.

         You are invited to be present at the meeting so that you can vote in person. Whether or not you plan to attend the meeting, please date, sign and return the accompanying proxy form in the enclosed, postage-paid envelope. If you do attend the meeting, you may either vote by proxy or revoke your proxy and vote in person. You may also revoke your proxy at any time before the vote is taken at the meeting by written revocation or by submitting a later-dated proxy form.

                                 Sincerely,




                                 Carl H. Lindner
                                 Chairman of the Board and
                                    Chief Executive Officer


Cincinnati, Ohio
April 25, 1997

                         AMERICAN FINANCIAL GROUP, INC.

                                 PROXY STATEMENT


                                  INTRODUCTION

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of American Financial Group, Inc. ("AFG" or the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held on Thursday, May 29, 1997, at 10:30 a.m. and any adjournment thereof. The approximate mailing date of this Proxy Statement and accompanying proxy form is April 25, 1997. At the Meeting, shareholders will be asked to elect eight directors and to transact such other business as may properly come before the Meeting or any adjournment thereof.

                              VOTING AT THE MEETING

RECORD DATE; SHARES OUTSTANDING

         As of April 18, 1997, the record date for determining shareholders entitled to notice of and to vote at the Meeting (the "Record Date"), the Company had outstanding one class of voting securities, its common stock, $1.00 par value ("Common Stock"). At the Record Date, 58,160,445 shares of Common Stock were outstanding, excluding 18,666,614 shares beneficially owned by American Financial Corporation ("AFC") and 1,363,203 shares held by American Premier Underwriters, Inc. ("APU"), each a subsidiary of the Company. Under Ohio state law, the shares held by subsidiaries are not entitled to vote and are therefore not considered to be outstanding for purposes of the Meeting. Each share of outstanding Common Stock is entitled to one vote on each matter to be presented at the Meeting. Abstentions (including instructions to withhold authority to vote for one or more nominees) and broker non-votes are counted for purposes of determining a quorum but will not be cast with respect to any item voted on at the Meeting. As a result, abstentions and broker non-votes will have no effect on the outcome of any matter voted on at the Meeting.

CUMULATIVE VOTING

         All shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters. Cumulative voting allows a shareholder to multiply the number of shares owned on the Record Date by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees as the shareholder desires. Nominees who receive the greatest number of votes will be elected. In order to invoke cumulative voting, notice of cumulative voting must be given in writing to an executive officer of the Company not less than 48 hours before the time fixed for the holding of the Meeting.

PROXIES

         If a choice is specified on a properly executed proxy form, the shares will be voted accordingly. If a proxy form is signed without a preference indicated, those shares will be voted "FOR" the election of the eight nominees proposed by the Board of Directors. The authority solicited by this Proxy Statement includes discretionary authority to cumulate votes in the election of directors. If any other matters properly come before the Meeting or any adjournment thereof, each properly executed proxy form will be voted in the discretion of the proxies named therein.

         Shareholders may vote in person or by proxy at the Meeting. Proxies given may be revoked at any time by filing with the Company either a written revocation or a duly executed proxy bearing a later date, or shareholders may appear at the Meeting and vote in person.

         Solicitation of proxies is being made by management at the direction of the Company's Board of Directors, without additional compensation, through the mail, in person, by facsimile or by telephone. The cost will be borne by the Company. In addition, the Company will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and the Company will reimburse them for their expenses in so doing. The

Company has also retained Morrow & Co., Inc. to aid in the solicitation of proxies for a fee estimated at $4,000 plus out of pocket expenses.

ADJOURNMENT AND OTHER MATTERS

         Approval of a motion for adjournment or other matters brought before the Meeting requires the affirmative vote of a majority of the shares voting at the Meeting. Management knows of no other matters to be presented at the Meeting other than those stated in the Notice.

PRINCIPAL SHAREHOLDERS

         The following shareholders are the only persons known by the Company to own beneficially 5% or more of its outstanding Common Stock as of March 31, 1997:

                                             Amount and Nature of Beneficial Ownership
                                         ---------------------------------------------------
        Name and Address                                            Obtainable
                of                       Common Stock             upon Exercise of                 Percent of Class
        Beneficial Owner                    Held (a)                 Options (b)     Total                (c)
Carl H. Lindner
  One East Fourth Street                   5,515,202 (d)              41,818       5,557,020              9.6%
  Cincinnati, Ohio 45202

Carl H. Lindner III
  One East Fourth Street                   4,719,929 (e)             400,000       5,119,929              8.7%
  Cincinnati, Ohio 45202

S. Craig Lindner
  One East Fourth Street                   4,720,180 (f)             167,091       4,887,271              8.4%
  Cincinnati, Ohio 45202

Keith E. Lindner
  250 East Fifth Street                    4,720,231 (g)             160,000       4,880,231              8.4%
  Cincinnati, Ohio 45202

Lou Ann Flint, Trustee
  49 East Fourth Street                    3,549,169 (h)               - - -       3,549,169              6.1%
  Cincinnati, Ohio 45202

FMR Corp.
  82 Devonshire Street                     3,178,600 (i)               - - -       3,178,600              5.5%
  Boston, Massachusetts  02109


(a) Unless otherwise noted, the holder has sole voting and dispositive power with respect to the shares listed.

(b) Represents shares of Common Stock which may be acquired within 60 days of March 31, 1997 through the exercise of options granted under the Company's Stock Option Plan. The Lindner family members listed above hold options (both vested and unvested) to purchase the following numbers of shares of Common Stock:

         Carl H. Lindner ..........  51,818
         Keith E. Lindner ......... 450,000
         Carl H. Lindner III ...... 450,000
         S. Craig Lindner ......... 450,000


(c) The percentages of outstanding shares of Common Stock beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) by Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner are 7.6%, 7.1% and 10.8%, respectively, after attributing the shares held in various trusts for the benefit of the minor children of
         S. Craig Lindner and Carl H. Lindner III (for which Keith E. Lindner acts as trustee with voting and dispositive power) to Keith E. Lindner.

(d) Includes 2,119,455 shares held by his spouse, but excludes 6,191,875 shares held in two trusts for the benefit of his family for which third parties (including Lou Ann Flint) act as trustees with voting and dispositive power.

(e) Includes 587 shares held by his spouse, 17,941 shares held by a trust over which his spouse has voting and dispositive power and 646,264 shares which are held in various trusts for the benefit of his minor children for which Keith E. Lindner acts as trustee with voting and dispositive power.

(f) Includes 68,574 shares held by his spouse as custodian for their minor children or in a trust over which his spouse has voting and dispositive power and 775,714 shares which are held in various trusts for the benefit of their minor children for which Keith E. Lindner acts as trustee with voting and dispositive power.

(g) Excludes 1,421,978 shares (described in footnotes (e) and (f) above) which are held in various trusts for the benefit of the minor children of his brothers, Carl H. Lindner III and S. Craig Lindner, over which Keith E. Lindner has sole voting and dispositive power but no pecuniary interest.

(h) Includes 3,548,343 shares (described in footnote (d) above) which are held in a trust for the benefit of the family of Carl H. Lindner over which Lou Ann Flint has sole voting and dispositive power as trustee but no pecuniary interest. Also includes 200 shares held by Ms. Flint as custodian for her minor children.

(i) Of this amount, 2,725,200 shares were held by various funds managed by Fidelity Management & Research Company, a Massachusetts corporation ("Fidelity"), a portfolio of an investment company registered under
         Section 8 of the Investment Company Act of 1940, as amended. Fidelity is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and provides investment advisory services to various funds which hold shares of Common Stock. Additionally, 453,400 shares were held in various institutional accounts for which Fidelity Management Trust Company, a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, serves as investment manager. Fidelity and Fidelity Management Trust Company are wholly-owned subsidiaries of FMR Corp., a Massachusetts corporation.

         Carl H. Lindner, S. Craig Lindner, Carl H. Lindner III, Keith E. Lindner and trusts for their benefit (collectively, the "Lindner Family") are the beneficial owners of approximately 45% of the Company's Common Stock. The Lindner Family may be deemed to be controlling persons of the Company.


PROPOSAL -  ELECTION OF DIRECTORS

         The Board of Directors has nominated eight directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified. If any of the nominees should become unable to serve as a director, the proxies will be voted for any substitute nominee designated by the Board of Directors but, in any event, no proxy may be voted for more than eight nominees. The eight nominees who receive the greatest number of votes will be elected.

         The nominees for election to the Board of Directors are CARL H. LINDNER, KEITH E. LINDNER, CARL H. LINDNER III, S. CRAIG LINDNER, THEODORE H. EMMERICH, JAMES E. EVANS, THOMAS M. HUNT and WILLIAM R. MARTIN. All of these nominees were elected directors at the Company's last Annual Meeting of Shareholders held on June 4, 1996. See "Management" below for information concerning the background, securities holdings, remuneration and certain other matters relating to the nominees.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THESE EIGHT NOMINEES AS DIRECTORS.

                                   MANAGEMENT

         The directors, nominees and executive officers of the Company are:

                                                                                                   DIRECTOR OR
                            AGE*                         POSITION                                 OFFICER SINCE
                            ---        -------------------------------------------------          -------------
Carl H. Lindner              77        Chairman of the Board and Chief Executive Officer             1982
S. Craig Lindner             42        Co-President and  a Director                                  1985
Keith E. Lindner             37        Co-President and  a Director                                  1995
Carl H. Lindner III          43        Co-President and  a Director                                  1991
Theodore H. Emmerich         70        Director                                                      1988
James E. Evans               51        Senior Vice President and General Counsel
                                       and a Director                                                1985
Thomas M. Hunt               73        Director                                                      1982
William R. Martin            68        Director                                                      1994
Thomas E. Mischell           49        Senior Vice President - Taxes                                 1995
Fred J. Runk                 54        Senior Vice President and Treasurer                           1995


----------
*As of March 31, 1997

         CARL H. LINDNER (Chairman of the Executive Committee) Mr. Lindner has been Chairman of the Board and Chief Executive Officer of the Company for more than five years. During the past five years, Mr. Lindner has also been Chairman of the Board and Chief Executive Officer of AFC and APU, diversified financial services companies which became subsidiaries of the Company as a result of Mergers occurring in April 1995. He is Chairman of the Board of Directors of American Annuity Group, Inc. ("AAG"), American Financial Enterprises, Inc. ("AFEI") and Chiquita Brands International, Inc. ("Chiquita"). Mr. Lindner is the father of Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner.

         S. CRAIG LINDNER (Member of the Executive Committee) Since March 1993, Mr. Lindner has been President of AAG, an 81%-owned subsidiary of AFC that markets tax-deferred annuities principally to employees of educational institutions. Mr. Lindner is also President of American Money Management Corporation ("AMMC"), a subsidiary of AFC which provides investment services for the Company and its affiliated companies. For over five years prior thereto, he had served as Senior Executive Vice President of AMMC. Mr. Lindner is also a director of AAG, AFC and APU.

         KEITH E. LINDNER (Member of the Executive Committee) In March 1997, Mr. Lindner was named Vice Chairman of the Board of Directors of Chiquita, a worldwide marketer and producer of bananas and other food products in which the Company has a 43% ownership interest. For more than five years prior to that time, Mr. Lindner had been President and Chief Operating Officer and a director of Chiquita. Mr. Lindner is also a director of AFC and APU.

         CARL H. LINDNER III (Member of the Executive Committee) Mr. Lindner was President of the Company from February 1992 until he became Co-President in March 1996. For more than five years, Mr. Lindner has been President of Great American Insurance Company ("Great American") and has been principally responsible for the Company's property and casualty insurance operations.
Mr. Lindner is also a director of AFC and APU.

         THEODORE H. EMMERICH (Chairman of the Audit Committee; Member of the Compensation Committee) Until his retirement in 1986, Mr. Emmerich was managing partner of the Cincinnati office of the independent accounting firm of Ernst & Whinney. He is also a director of AFC, APU, Carillon Fund, Inc., Carillon Investment Trust, Gradison Custodial Trust, Gradison-McDonald Municipal Custodial Trust, Gradison-McDonald Cash Reserve Trust and Summit Investment Trust.

         JAMES E. EVANS is Senior Vice President and General Counsel of the Company. He has served as a Vice President and General Counsel of AFC for more than five years. Mr. Evans is also a director of AFC, AFEI and APU.

         THOMAS M. HUNT (Member of the Compensation Committee) During the past five years, Mr. Hunt has been Chairman of the Board of Hunt Petroleum Corporation, an oil and gas production company. He is also a director of AFC and APU.

         WILLIAM R. MARTIN (Chairman of the Compensation Committee; Member of the Audit Committee) During the past five years, Mr. Martin has been Chairman of the Board (since 1993) and President and Chief Executive Officer (until 1993) of MB Computing, Inc., a computer software and services company. Mr. Martin is also a director of AAG, AFC and APU.

         THOMAS E. MISCHELL is Senior Vice President - Taxes of the Company. He has served as a Vice President of AFC for over five years.

         FRED J. RUNK is Senior Vice President and Treasurer of the Company. He has served as Vice President and Treasurer of AFC for more than five years.

         In December 1993, Great American Communications Company, which subsequently changed its name to Citicasters Inc., completed a comprehensive financial restructuring that included a prepackaged plan of reorganization filed in November of that year under Chapter 11 of the Bankruptcy Code. Messrs. Carl
H. Lindner, Mischell and Runk had been executive officers of that company within two years before its bankruptcy reorganization.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires AFG's officers, directors and persons who own more than ten percent of AFG's Common Stock to file reports of ownership with the Securities and Exchange Commission and to furnish AFG with copies of these reports. The Company believes that during fiscal 1996, all filing requirements were met, except for one filing by Thomas E. Mischell reporting the purchase of 50 shares of AFG Common Stock by a minor child which was filed after the due date.

SECURITIES OWNERSHIP

         The following table sets forth information, as of March 31, 1997, concerning the beneficial ownership of equity securities of the Company and its subsidiaries by each director, nominee for director, the executive officers named in the Summary Compensation Table (see "Compensation" below) and by all directors and executive officers as a group. Such information is based on data furnished by the persons named. Except as set forth in the following table, no director or executive officer beneficially owned 1% or more of any class of equity security of the Company or any of its subsidiaries outstanding at March 31, 1997.

                                                 Amount and Nature of Beneficial Ownership (a) (b)
                                    -----------------------------------------------------------------------
                                                                                     Shares of Common Stock
            Name of                         Shares of Common                         Obtainable on Exercise
       Beneficial Owner                        Stock Held                                of Options (c)
-----------------------------------------------------------------------------------------------------------
Carl H. Lindner (d)                            5,515,202 (e)                                     41,818
Carl H. Lindner III (d)                        4,719,929 (f)                                    400,000
S. Craig Lindner (d)                           4,720,180 (g)                                    167,091
Keith E. Lindner (d)                           4,720,231 (h)                                    160,000
Theodore H. Emmerich                               4,080                                         13,819
James E. Evans                                    47,507                                         31,000
Thomas M. Hunt                                     3,552                                         13,819
William R. Martin                                 34,280                                          7,000

All directors and executive
  officers as a group (d)                     19,909,850                                        866,547

(a) Unless otherwise indicated, the persons named have sole voting and dispositive power over the shares reported.

(b) Does not include the following ownership interests in subsidiaries of the Company: Messrs. Emmerich, Evans, Hunt, S.C. Lindner and Martin, and all directors and executive officers as a group beneficially own 1,561, 19,638, 382, 69,308, 15,063 and 118,219 shares, respectively, of the common stock of AAG; Mr. Evans and all directors and executive officers as a group beneficially own 116,000 and 279,194 shares, respectively, of the common stock of AFEI; and Mr. Martin and all directors and executive officers as a group beneficially own 40,483 and 60,810 shares, respectively, of the preferred stock of AFC. Also excludes the following ownership of Chiquita common stock: Messrs. Emmerich, C.H. Lindner and K.E. Lindner, and all directors and executive officers as a group beneficially own 1,000, 43,134, 11,887 and 241,800 shares, respectively.

(c) Consists of shares of Common Stock purchasable within 60 days of March 31, 1997 through the exercise of the vested portion of stock options granted under the Company's Stock Option Plan.

(d) The shares set forth for Carl H. Lindner, Carl H. Lindner III, S.C. Lindner and Keith E. Lindner and all directors and officers as a group constituted 9.6%, 8.7%, 8.4%, 8.4% and 35.2%, respectively, of the Common Stock outstanding at March 31, 1997. For information as to the percentage of outstanding shares beneficially owned (within the meaning of Rule 14d-3 under the Securities Exchange Act of 1934) by such Lindner family members, see "Principal Shareholders."

(e) Includes 2,119,455 shares held by his spouse. Excludes 6,191,875 shares held in trusts for the benefit of his family for which third parties serve as trustee.

(f) Includes 587 shares held by his spouse, 17,941 shares held by a trust over which his spouse has voting and dispositive power and 646,264 shares which are held in various trusts for the benefit of his minor children for which Keith E. Lindner acts as trustee with voting and dispositive power.

(g) Includes 68,574 shares held by his spouse as custodian for their minor children or in a trust over which his spouse has voting and dispositive power and 775,714 shares which are held in various trusts for the benefit of their minor children for which Keith E. Lindner acts as trustee with voting and dispositive power.

(h) Excludes 1,421,978 shares (described in footnotes (f) and (g)), which are held in various trusts for the benefit of the minor children of his brothers, Carl H. Lindner III and S. Craig Lindner, over which Keith E. Lindner has sole voting and dispositive power but no pecuniary interest.

                                  COMPENSATION

         The following table summarizes the aggregate cash compensation for 1996, 1995 and 1994 of the Company's Chairman of the Board and Chief Executive Officer and its four other most highly compensated executive officers during 1996 (such five executive officers being herein referred to as the "Named Executive Officers"). Such compensation includes amounts paid by AFC, APU and their subsidiaries and certain affiliates during 1996.

                                            SUMMARY COMPENSATION TABLE
                                                                                             Long-Term
                                                          Annual Compensation               Compensation
                                             -------------------------------------------- --------------------
               Name                                                          Other Annual Securities Underlying   All Other
                and                                                          Compensation   Options Granted     Compensation
      Principal Position (a)      Year       Salary (b)      Bonus (c)           (d)         (# of Shares)           (e)
 Carl H. Lindner                  1996      $  913,000      $  900,000      $  156,000              --           $   70,900
  Chairman of the Board and       1995       1,364,000         900,000         254,000              --              169,000
      Chief Executive Officer     1994         981,000         800,000              --              --               87,000

 Keith E. Lindner (a)             1996      $  917,000      $  900,000      $   28,000              --           $   31,000
 Co-President                     1995         935,000         900,000              --         400,000               30,000

 Carl H. Lindner III              1996      $  917,000      $  900,000      $  174,000              --           $   39,500
  Co-President                    1995       1,076,000         900,000         223,000              --              103,000
                                  1994       1,011,000         800,000              --              --               53,000

 S. Craig Lindner (a)             1996      $  917,000      $  900,000      $  137,000              --           $   31,000
 Co-President                     1995       1,121,000         900,000         142,000         388,181               83,000

 James E. Evans (a)               1996      $  917,000      $  639,000      $   14,000              --           $   49,500
  Senior Vice President and       1995         948,000         850,000          10,000         150,000               58,000
      General Counsel
                                                                                                            ----------

(a) S. Craig Lindner, Keith E. Lindner and James E. Evans became executive officers of the Company in April 1995.

(b) This column includes with respect to Carl H. Lindner and Keith E. Lindner, $200,000 during 1996 and $269,000 during 1995, and $900,000 during 1996 and $935,000 during 1995, respectively, representing salary paid to these individuals by Chiquita.

(c) Approximately one quarter of the 1996 bonus for each individual was paid in shares of AFG Common Stock.

(d) This column includes amounts for personal homeowners and automobile insurance coverage, and the use of corporate aircraft and value of automobiles.

           Name                                    Year              Insurance            Aircraft & Automobile
           ----------------------------------------------------------------------------------------------------
           Carl H. Lindner                          1996               $16,000                    $140,000
                                                    1995                18,000                     236,000

           Keith E. Lindner                         1996                12,000                      16,000
                                                    1995                    --                          --

           Carl H. Lindner III                      1996                19,000                     155,000
                                                    1995                17,000                     206,000

           S. Craig Lindner                         1996                23,000                     114,000
                                                    1995                20,000                     122,000

           James E. Evans                           1996                    --                      14,000
                                                    1995                    --                      10,000

(e) Consists of Company or subsidiary contributions or allocations under the (i) defined contribution retirement plans and (ii) employee savings plan in which the following Named Executive Officers participate (and related accruals for their benefit under the Company's benefit equalization plan which generally makes up certain reductions caused by Internal Revenue Code limitations in the Company's contributions to certain of the Company's retirement plans) and Company paid group life insurance, as follows:

                                               AFC
                                            Auxiliary     Retirement      Savings         Directors'
           Name                  Year         ESORP          Plan           Plan             Fees         Term Life
           --------------------------------------------------------------------------------------------------------
           Carl H. Lindner       1996        $21,400          $7,500       $4,500           $14,500        $23,000
                                 1995         30,000          56,000       18,000            25,000         40,000
                                 1994          --             49,000         --             --              38,000

           Keith E. Lindner      1996         30,000          --             --                  --          1,000
                                 1995         30,000          --             --                  --             --

           Carl H. Lindner III   1996         30,000           7,500         --                  --          2,000
                                 1995         30,000          67,000         --                  --          6,000
                                 1994          --             51,000         --                  --          2,000

           S. Craig Lindner      1996         30,000          --             --                  --          2,000
                                 1995         30,000          --             --              51,000          2,000


           James E. Evans        1996         30,000          --             --             $14,500          5,000
                                 1995         30,000          --             --              25,000          3,000


STOCK OPTIONS

         The table set forth below discloses the number and value of unexercised stock options held by the Named Executive Officers at December 31, 1996. No stock options were granted to, or exercised by, the Named Executive Officers during 1996.

                        AGGREGATED OPTION EXERCISES IN 1996 AND 1996 YEAR-END OPTION VALUES

                                                Shares
                                              Acquired on                                                     Value of Unexercised
                                               Exercise                    Number of Shares Underlying        In-the-Money Options
                                                                               Unexercised Options               at Year End (a)
       Name                      Company        (# of         Value        --------------------------------------------------------
                                               Shares)       Realized      Exercisable   Unexercisable  Exercisable   Unexercisable
Carl H. Lindner                   AFG            --              --          31,818          20,000      $  500,429      $  191,200
S. Craig Lindner                  AFG            --              --          89,455         310,545      $1,246,981      $4,279,310
Keith E. Lindner                  AFG            --              --          80,000         320,000      $1,102,400      $4,409,600
Carl H. Lindner III               AFG            --              --         400,000               0      $5,511,883      $        0
James E. Evans                    AFG            --              --          31,000         120,000      $  237,070      $  922,800
                                 AFEI (b)        --              --         115,000              --      $  812,500              --

(a) The value of unexercised in-the-money options is calculated based on the closing market price on December 31, 1996 for the Company's Common Stock on the New York Stock Exchange of $37.75 per share and AFEI's common stock on the Pacific Stock Exchange of $28.25 per share.

(b)      American Financial Enterprises, Inc., an 83%-owned subsidiary of the
         Company.

COMPENSATION COMMITTEE REPORT

         The Compensation Committee of the Board of Directors consists of three directors, none of whom is an employee of the Company or any of its subsidiaries. The Committee's functions include reviewing and making recommendations to the Board of Directors with respect to the compensation of the Company's senior executive officers, as defined from time to time by the Board. The term senior executive officers includes the Chairman of the Board and Chief Executive Officer (the "CEO"), the Co-Presidents and each other executive officer whose annual base salary exceeds $500,000. The Compensation Committee has the exclusive authority to grant stock options under the Company's Stock Option Plan to employees of the Company and its subsidiaries, including senior executive officers.

         COMPENSATION OF EXECUTIVE OFFICERS. The Company's compensation policy for all executive officers of the Company has three principal components: annual base salary, annual incentive bonuses and stock option grants.

         Before decisions were made regarding 1996 compensation for senior executives, the Committee first had discussions with senior executives to solicit their thoughts regarding compensation. Based in part on such discussions as well as the Company's financial results for the preceding year, the Committee deliberated and formed its recommendations, and presented its determinations regarding salary and bonus to the full Board for its review and approval. The compensation decisions discussed in this report conformed with recommendations made by the Committee, the CEO and the Co-Presidents.

         Annual Base Salaries. The Committee approved annual base salaries and salary increases for senior executive officers that were appropriate, in the Committee's subjective judgment, for their respective positions and levels of responsibilities. In December 1995, the Committee approved the 1996 salaries of the CEO, the Co-Presidents and certain other senior executive officers, noting that such salaries would be virtually the same in 1996 as in 1995.

         Annual Bonuses. In 1996 the Committee developed an annual bonus system for the CEO, the Co-Presidents and the senior executive officers that would make a substantial portion of their total compensation dependent on the Company's performance, including achievement of pre-established earnings per share targets.

         The annual bonus system for 1996 made 60% of each participant's annual bonus dependent on the Company attaining certain earnings per share targets and 40% on the Company's overall performance, as determined by the Committee. A significant aspect of the 1996 annual bonus system is that it required that 25% of any bonuses be paid in Common Stock. As in the grant of stock options discussed below, the Committee believes that payment of a substantial portion of annual bonuses in Common Stock align further the interests of the Company's senior executives with those of its shareholders. The Committee also selected the executives whose 1996 bonus would be subject to this system, including the CEO, the Co-Presidents and the Senior Vice Presidents. The Committee recommended to the Board the earnings per share targets that were the measure for the greater part of such bonus payments.

         The Board adopted all of the Committee's recommendations with respect to the annual bonus system for 1996. Under the 1996 annual bonus system, the bonus target amount for the CEO and each of the Co-Presidents was $925,000, with 0% to 150% of $555,000 (60% of $925,000) to be paid depending on the Company's earnings per share for 1996 (as determined pursuant to the Committee's annual bonus system guidelines) and 0% to 150% of $370,000 (40% of $925,000) to be paid based on the Company's performance, as determined by the Committee. The Company's earnings per share target was adjusted pursuant to the annual bonus system to negate the effects of certain extraordinary and non-recurring items including the loss on repayment of subsidiary debt, strengthening of asbestos and other environmental reserves, and Chiquita losses on repayment of debt and non-recurring items. The Committee determined that under the 1996 annual bonus system the CEO and the Co-Presidents would receive $520,000 attributable to the earnings per share component.

         The Committee then evaluated the Company's relative overall performance for 1996. The factors considered by the Committee, with no relative weight being given to any specific performance factor, were the Company's return on equity of 14.3%, the increase in per share price of the Company's Common Stock relative to comparable companies, the upgrade of the debt ratings of certain Company subsidiaries to investment grade, improvement in the debt-to-total capital ratio from 33.5% to 20.2%, investment portfolio performance including realized gains and losses, and other operating criteria. The Committee concluded that the CEO and the Co-Presidents should receive $389,000 each under the Company performance component of the 1996 annual bonus payment. The Board adopted all of the Committee's recommendations with respect to the determination of amounts paid under the annual bonus system for 1996.

         The annual base salary and bonuses received by the CEO and the Co-Presidents from the Company and its affiliates are virtually identical because the Committee views them as working as a management team whose skills and areas of expertise complement each other. In 1993, Congress enacted a $1 million ceiling on tax-deductible remuneration paid after January 1, 1994 to the five most highly compensated executive officers of a publicly held corporation. The limitation does not apply to remuneration payable solely on account of the attainment of one or more performance goals pursuant to a plan approved by the compensation committee of outside directors and by shareholders. The Company does not anticipate that this limitation will apply to the compensation paid to any of its employees in 1996.

         Stock Option Grants. Stock options represent an important part of the company's performance-based compensation system. The Committee believes that Company shareholders' interests are well served by aligning the Company's senior executives' interests with those of its shareholders through the grant of stock options. Options under the Company's Stock Option Plan are granted at exercise prices equal to the fair market value of Common Stock on the date of grant and vest at the rate of 20% per year. The Committee believes that these features provide an optionee with substantial incentive to maximize the Company's long-term success. No options were granted to the CEO, the Co-Presidents or any senior executives of the Company in 1996.

         Other Information. In March 1997, the Committee discussed the 1997 salaries, bonuses and stock option grants of the CEO, the Co-Presidents and certain other senior executives. The Committee approved the 1997 salaries for such persons which included an increase of $50,000 for the CEO and each of the Co-Presidents and the same bonus target amounts for them for 1997 as 1996. At the same time, the Committee granted each of the Co-Presidents options to purchase 50,000 shares.

Members of the Compensation Committee:       William R. Martin, Chairman
                                             Theodore H. Emmerich
                                             Thomas H. Hunt

PERFORMANCE GRAPH

         The following graph compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Standard & Poor's ("S&P") 500 Stock Index and the S&P Property-Casualty Insurance Index. (Assumes $100 invested on December 31, 1991 in APU Common Stock (as the predecessor to AFG) and the two indexes, including reinvestment of dividends.)

                                             12/31/91     12/31/92     12/31/93     12/31/94    12/31/95      12/31/96
AFG Common Stock                           $   100.00   $   106.66   $   142.72   $   118.16   $   143.85   $   182.91
S&P 500 Stock Index                        $   100.00   $   107.62   $   118.47   $   120.03   $   165.14   $   203.06
S&P Property-Casualty Insurance Index      $   100.00   $   117.11   $   115.04   $   120.68   $   163.40   $   198.53

CERTAIN TRANSACTIONS

         AFG and its subsidiaries have had and expect to continue to have transactions with AFG's directors, officers, principal shareholders, their affiliates and members of their families. AFG believes that the financial terms of these transactions are comparable to those that would apply to unrelated parties and are fair to AFG.

         The Company's Stock Option Loan Program permits officers, employees and directors who are participants in the Stock Option Plan to borrow from the Company up to 95% of the purchase price for the Company shares acquired upon exercise of an option (plus any applicable withholding taxes). Under the Program, the interest rate of such loans is the applicable federal rate for loans compounded semiannually in effect under Section 7872 of the Internal Revenue Code as of the date of the loan. Since January 1, 1996, the only outstanding loans under this Program to an executive officer of the Company were to Neil M. Hahl, formerly a Senior Vice President. The largest aggregate amount outstanding since January 1, 1996 was approximately $916,000, at interest rates ranging from 3.65% to 8.25%. All of these loans were repaid by Mr. Hahl upon his resignation in May 1996.

         In March 1996, Alfred W. Martinelli (formerly a director of the Company) repaid approximately $8.9 million in secured notes payable to the Company. These notes were delivered in 1985 and 1986 by Mr. Martinelli in payment of the purchase price for convertible Preference Stock of APU issued to him under the Company's now-terminated Career Share Purchase Plan.

         Also in March 1996, the Company sold the stock of its subsidiary, Buckeye Management Company ("Buckeye"), to an investment group consisting of members of Buckeye's management (including Mr. Martinelli) and Buckeye's employees, for approximately $60 million in cash, net of transaction costs. Mr. Martinelli is the Chairman of the Board and Chief Executive Officer of Buckeye.

         AFC provides security guard and surveillance services at the main office of Provident Bancorp, Inc. ("Provident") for which Provident paid $100,000 in 1996. Members of the Lindner family are the majority owners of Provident. Provident leases its main banking and corporate office from AFC. Provident paid rent under the leases of $2,131,000 in 1996.

DIRECTORS' COMPENSATION

         Pursuant to the Non-Employee Directors' Compensation Plan (the "Directors' Plan") implemented in 1996, all directors who are not officers or employees of the Company are paid the following fees: an annual retainer of $40,000; an additional annual retainer of $12,000 for each Board Committee on which the non-employee director serves; and an attendance fee of $1,000 for each Board or Committee meeting attended. Non-employee directors who become directors during the year receive a pro rata portion of these annual retainers. The retainers and fees to be paid under the Directors' Plan are reviewed by the Board of Directors from time to time and are subject to change at its discretion.

         In order to align further the interests of the Company's non-employee directors with the interests of shareholders, the Directors' Plan provides that a minimum of 50% of such directors' annual retainers are paid through the issuance of shares of AFG Common Stock.

         The Board of Directors has a program under which a retiring Company director (other than an officer or employee of the Company or any of its subsidiaries) will, if he has met certain eligibility requirements, receive upon his retirement (in a lump sum or, at his election, in deferred payments) an amount equal to five times the then current annual director's fee. For purposes of this program, retirement means resignation as a Company director or not being nominated for reelection by shareholders as a Company director. To be eligible for the retirement benefit, a person must have served as a Company director for at least four years while not an officer or employee of the Company or any of its subsidiaries. In addition, a Company director will not become eligible for the retirement benefit until reaching age 55. A director who receives a retirement benefit must provide consulting services to the Company on request for five years following retirement without further compensation (except reimbursement for expenses). Under the program, a death benefit equal to the retirement benefit will be paid (in lieu of any retirement benefit under the program) to the designated beneficiary or legal representative of any person who dies while serving as a Company director, whether or not eligible for a retirement benefit at time of death. This death benefit will not be available to a director who at any time during the two years immediately preceding death was an officer or employee of the Company or any of its subsidiaries.

         In addition to providing for the grant of stock options to key employees, the Stock Option Plan provides for automatic annual grants of options to each non-employee director of the Company. During 1996, each non-employee director was granted an option under the foregoing provisions of the Stock Option Plan to purchase 1,000 shares at an exercise price of $30.31 per share on June 1, 1996, the exercise price being the fair market value of the Company's Common Stock on the date of grant.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

         The Company's Board of Directors held six meetings and took action in writing five times in 1996. The Company's Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. There is no Nominating Committee.

         Executive Committee: The Executive Committee consists of Carl H. Lindner (Chairman), Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner. The Committee's functions include analyzing the future development of the business affairs and operations of the Company, including further expansion of businesses in which the Company is engaged and acquisitions and dispositions of businesses. With certain exceptions, the Executive Committee is generally authorized to exercise the powers of the Board of Directors between meetings of the Board of Directors. The Executive Committee consulted among themselves informally many times throughout the year and took action in writing on eight occasions in 1996.

         Audit Committee. The Audit Committee consists of Theodore H. Emmerich (Chairman) and William R. Martin. Neither is an officer or employee of the Company or any of its subsidiaries. The Committee's functions include recommending to the Board of Directors the engagement of independent accounting firms to audit the financial statements of the Company and its subsidiaries and to provide other audit-related services and recommending the terms of such firms' engagements; reviewing the engagement of independent accounting firms to provide non-audit services, including the terms of their engagements; reviewing the adequacy and implementation of the Company's internal audit function; reviewing the policies, procedures and principles of the management of the Company for purposes of conformity to the standards required by the Foreign Corrupt Practices Act; establishing procedures designed to provide and encourage timely access to the Committee by the independent accounting firms engaged by the Company, its internal audit department and its principal financial officers; and conducting such investigations relating to the Company's financial affairs as the Committee or the Board of Directors deems desirable. The Committee's functions also include supervising, reviewing and reporting to the Board of Directors on the performance of management committees of the Company responsible for the administration of the employee benefit plans of the Company and its subsidiaries. The Audit Committee met six times in 1996.

         Compensation Committee The Compensation Committee consists of William
R. Martin (Chairman), Theodore H. Emmerich and Thomas M. Hunt. The functions of the Compensation Committee are discussed under "Compensation - Compensation Committee Report." The Compensation Committee met two times and took action in writing on three occasions in 1996.

                              INDEPENDENT AUDITORS

         The accounting firm of Ernst & Young LLP served as the Company's independent auditors for the fiscal year ended December 31, 1996. Representatives of that firm will attend the Meeting and will be given the opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by shareholders. No auditor has yet been selected for the current year because it is generally the practice of the Company not to select independent auditors prior to the annual shareholders meeting.

                      NOMINATIONS AND SHAREHOLDER PROPOSALS

         In accordance with the Company's Code of Regulations (the "Regulations"), the only candidates eligible for election at a meeting of shareholders are candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a shareholder who has complied with the procedures set forth in the Regulations. Shareholders will be afforded a reasonable opportunity at the 1997 Annual Meeting to nominate candidates for the office of director. However, the Regulations require that a shareholder wishing to nominate a director candidate must have first given the Secretary of the Company at least five and not more than thirty days prior written notice setting forth or accompanied by (a) the name and residence of the shareholder and of each nominee specified in the notice, (b) a representation that the shareholder was a holder of record of the Company's voting stock and intended to appear, in person or by proxy, at the meeting to nominate the persons specified in the notice and (c) the consent of each such nominee to serve as director if so elected.

         If a shareholder desires to have a proposal included in the proxy statement for the 1998 annual shareholders meeting, such proposal must be received by the Company's Secretary at his office by December 31, 1997 in order to be considered for inclusion.

                             REQUESTS FOR FORM 10-K

         The Company will send, upon written request, without charge, a copy of the Company's most current Annual Report on Form 10-K to any shareholder who writes to Fred J. Runk, Senior Vice President and Treasurer, American Financial Group, Inc., One East Fourth Street, Cincinnati, Ohio 45202.

                                 By order of the Board of Directors,


                                 James C. Kennedy
                                 Secretary

Cincinnati, Ohio
April 25, 1997

                        AMERICAN FINANCIAL GROUP, INC.
                                 COMMON STOCK
        PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL
                           MEETING ON MAY 29, 1997


Registration Name and Address


The undersigned hereby appoints James C. Kennedy and Karl J. Grafe, and either of them, attorneys and proxies, with the power of substitution to each, to vote all shares of Common Stock of American Financial Group, Inc. (the "Company") that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 29, 1997, at 10:30 A.M., at The Cincinnatian Hotel, 601 Vine Street, Cincinnati, Ohio, and (if cumulative voting is invoked by a shareholder through proper notice to the Company) at their discretion to cumulate votes in the election of directors and on such other matters as may properly come before the meeting or any adjournment thereof.

The proxy holders will vote the shares represented by this proxy in the manner indicated below. Unless a contrary direction is indicated, the proxy holders will, except to the extent they exercise their discretion to cumulate votes in the election of directors, vote such shares "FOR" the proposal set forth below. If cumulative voting is invoked by a shareholder through proper notice to Company, unless a contrary direction is indicated, this proxy will give the proxy holders named above authority. In their discretion, to cumulate all votes to which the undersigned is entitled in respect of the shares represented by this proxy and allocate them in favor of any one or more of the nominees for director, if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable. If any further matters properly come before the meeting, such shares shall be voted on such matters in accordance with the best judgment of the proxy holders named above.


     The Board of Directors recommends a vote FOR the following Proposal:


Election of directors:

        [ ] FOR AUTHORITY to elect the                    [ ]  WITHHOLD AUTHORITY to vote for
            nominees listed below (except                      every nominee listed below
            those whose names have been
            crossed out)
            THEODORE H. EMMERICH                 CARL M. LINDNER         S. CRAIG LINDNER
            JAMES E. EVANS                       CARL H. LINDNER III     WILLIAM R. MARTIN
            THOMAS M. HUNT                       KEITH E. LINDNER


___________________________________________________________________________________________________________

Date:_______________________, 1997               Signature_________________________________________________

                                                 Signature_________________________________________________
                                                 (if held jointly)  IMPORTANT  PLEASE SIGN AS NAME
                                                                    APPEARS HEREON INDICATING, WHERE
                                                                    PROPER, OFFICIAL POSITION OR
                                                                    REPRESENTATIVE CAPACITY.  EXECUTORS,
                                                                    ADMINISTRATORS, TRUSTEES, GUARDIANS,
                                                                    ATTORNEYS AND CORPORATE OFFICERS
                                                                    SHOULD GIVE THEIR FULL TITLES AS SUCH.
                                                                    IN CASE OF JOINT HOLDERS, ALL SHOULD SIGN.



 To vote your shares, please mark, sign, date and return this proxy form using the enclosed envelope.


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.